Exhibit 99





Contact:    Jerome I. Feldman             Scott N. Greenberg
            President and CEO             Vice President and CFO
            212-230-9508                        212-230-9529


                 NATIONAL PATENT DEVELOPMENT CORPORATION
                         ADOPTS STOCKHOLDER RIGHTS PLAN


FOR IMMEDIATE RELEASE


      New  York,  New  York,  June  24,   1997..................National  Patent
Development Corporation (ASE:NPD) announced today that its Board of Directors has declared a dividend on its shares of Common Stock and Class B Capital Stock (collectively, the "Common Shares") of preferred share purchase rights as part of a Stockholder Rights Plan.

      The Plan is designed to insure that all stockholders of the Company receive fair value for their Common Shares in the event of any proposed takeover of the Company and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to the Company's stockholders. At the present time the Company knows of no proposed or threatened takeover, tender offer or other effort to gain control of the Company.

      Jerome I. Feldman, Chief Executive Officer of the Company, said, "We believe that this Plan protects stockholder interests in the event that the Company is confronted with coercive or unfair takeover tactics, including offers that do not treat all stockholders interests fairly or do not maximize the value of the Company, including the long-term gains which the stockholders could reasonably expect to receive if the Company remains independent. This is especially true, because at the present time, management believes that the Company is undervalued."

       Mr. Feldman stressed that "the Plan is not intended, nor will it operate, to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors that are calculated to deprive the Board and stockholders of their ability to determine the destiny of the Company. Acquisition offers that reflect the Company's fair value and that are made to all stockholders would not be affected by the Plan."

      Under the terms of the Plan, preferred share purchase rights (the "Rights") will be distributed as a dividend at the rate of one Right for each Common Share held as of the close of business on July 3, 1997. Stockholders will not actually receive certificates for the Rights at this time, but the Rights will become part of each Common Share. The number of Rights outstanding is subject to adjustment under certain circumstances and all rights expire on July 3, 2007.

      Each Right will entitle the holder to buy 1/1000 of a share of a Series A Junior Participating Preferred Shares of the Company (the "Preferred Shares") at an exercise price of $33.00. Each Preferred Share fraction is designed to be equivalent in voting and dividend rights to one Common Share. The Rights will be exercisable and will trade separately from the Common Shares only if a person or group (other than an Exempted Person) acquires beneficial ownership of 20% or more of the Company's Common Shares or commences a tender or exchange offer that would result in such a person or group owning 20% or more of the Common Shares. Only when one or more of these events occur will stockholders receive certificates for the Rights.

      If any person actually acquires 20% or more of Common Shares -- other than through a tender or exchange offer for all Common Shares that provides a fair price and other terms for such shares -- or if a 20%-or-more stockholder engages in certain "self-dealing" transactions or engages in a merger or other business combination in which the Company survives and its Common Shares remain outstanding, the other stockholders will be able to exercise the Right and buy Common Shares (of the same class of Common Shares to which the Rights attached) of the Company having twice the value of the exercise price of the Rights. Additionally, if the Company is involved in certain other mergers where its shares are exchanged or certain major sales of its assets occur, stockholders will be able to purchase the other party's common shares in an amount equal to twice the value of the exercise price of the Rights. Upon the occurrence of any of these events, the Rights will no longer be exercisable into Preferred Shares.

      The Company will be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a person has acquired a 20% ownership position in Common Shares of the Company. The Company in its discretion may extend the period during which it can redeem the Rights.

      The forward-looking statements contained herein reflect management's current view with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of the Company, including, but not limited to, those risks and uncertainties detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

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